QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.8

     OFFICE LEASE

WILSHIRE COLONNADE

COLONNADE WILSHIRE CORP., a California corporation,

as Landlord,

and

NARA BANK, NATIONAL ASSOCIATION,

as Tenant.

WILSHIRE COLONNADE

SUMMARY OF BASIC LEASE INFORMATION

    The undersigned hereby agree to the following terms of this Summary of Basic Lease Information (the "Summary"). This Summary is hereby incorporated into and made a part of the attached Office Lease (this Summary and the Office Lease to be known collectively as the "Lease") which pertains to the office building described in Section 6.1 of this Summary (the "Building"). Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

TERMS OF LEASE

(References are to the Office Lease)			DESCRIPTION
1.	Date:		July 7, 1998
2.	Landlord:		COLONNADE WILSHIRE CORP., a California corporation
3.	Address of Landlord (Section 29.19):		c/o Insignia Commercial Group 3701 Wilshire Boulevard, Suite 407 Los Angeles, California 90010 Attention: Property Manager
4.	Tenant:		NARA BANK, National Association
5.	Address of Tenant:		2727 West Olympic Boulevard Los Angeles, California 90006 (213) 427-6320 (Prior to Lease Commencement Date)
and:
3701 Wilshire Boulevard, Suite 312 Los Angeles, California 90010 Attention: Bon Goo, Senior Vice President (After Lease Commencement Date)
6.	Building and Premises (Article 1):
	6.1	Building	The office building is located at 3701 Wilshire Boulevard, Los Angeles, California,
	6.2	Premises
A total of approximately 18,402 rentable square feet of space in the Building comprised of approximately 8,785 rentable square feet of space located on the second (2nd) floor of the Building, commonly known as Suite 220, and approximately 9,617 rentable square feet of space located on the third (3rd) floor of the Building, commonly known as Suite 312, as shown on the floor plan attached hereto as Exhibit A.

(i)

7.	Term (Article 2).
	7.1	Lease Term:	Ten (10) years, with two (2), Five (5) year options to extend.
	7.2	Lease Commencement Date:	Upon mutual execution of this Lease.
	7.3	Rent Commencement Date:	Ninety (90) days after the Lease Commencement Date.
	7.4	Lease Expiration Date:	The last day of the month in which the 10th anniversary of the Rent Commencement Date occurs.
8.	Base Rent (Article 3):
Lease Year	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot
I through 5 1999 - 2003	$264,988.80	$22,082.40	$1.20
6 through 10	$309,153.60	$25,762.80	$1.40
9.	Additional Rent (Article 4).
	9.1	Base Year:	Calendar year 1999.
	9.2	Tenant's Share of Direct Expenses:	Approximately 5.012%.
10.	Security Deposit: (Article 21)		None.
11.	Parking Spaces (Article, 28):
Tenant shall have the right to use ten (10) reserved parking spaces in the surface parking lot marked "Reserved for Nara Bank Only." Tenant shall also have the right to rent, for use by its employees, (a) up to fifty (50) unreserved parking spaces in the Building Parking Facility (at a discount rate, during the initial Lease Term only, of twenty percent (20%) off the rate established by Landlord for the Building Parking Facility from time to time), and (b) to the extent such parking spaces are available, up to twenty (20) additional unreserved parking spaces in the Building Parking Facility (at such rate as is established by Landlord for the Building Parking Facility from time to time). In addition, Tenant's visitors shall have the right to park in the Building Parking Facility on a non-exclusive basis with other users of the Building (at a discount rate, during the initial Lease Term only, of fifty percent (50%) off the rate established by Landlord for the Building Parking Facility from time to time). Tenant shall pay to Landlord all parking charges along with Tenant's monthly rent payment.

(ii)

12.	Brokers (Section 29.25):	Insignia Commercial Group, Inc. 3701 Wilshire Boulevard, Suite 407 Los Angeles, California 90010
Gelber Realty Corporation 10940 Wilshire Boulevard, Suite 2250 Los Angeles, California 90049

    The foregoing terms of this Summary are hereby agreed to by Landlord and Tenant.

"Landlord":
COLONNADE WILSHIRE CORP., a California corporation
By:	Insignia Commercial Group, Inc., Agent
	By:	/s/ ILLEGIBLE
		Its:	President
By:
Its:
"Tenant":
NARA BANK, NATIONAL ASSOCIATION
By:	/s/ ILLEGIBLE
	Its:	Senior Vice President & CFO
By:
Its:

(iii)

WILSHIRE COLONNADE

(iv)

INDEX OF MAJOR DEFINED TERMS

DEFINED TERMS	LOCATION OF DEFINITION IN OFFICE LEASE
Additional Rent	3
Affiliate	19
Alterations	10
Applicable Laws	24
Base Rent	3
Base Year	4
Base, Shell and Core	14
BOMA	6
Brokers	29
Building	1
Building Parking Facility	1
Conference Room	9
Control	19
Cost Pools	5
Direct Expenses	4
Estimate	7
Estimate Statement	7
Estimated Excess	7
Excess	6
Expense Year	4
Force Majeure	29
Hazardous Material	30
Holidays	8
Landlord	1
Landlord Parties	13
Landlord's Statement	2
Lease	1
Lease Commencement Date	1
Lease Expiration Date	1
Lease Term	1
Lease Year	1
Notices	29
Operating Expenses	4
Option Rent	2
Option Term(s)	2
Original Improvements	14
Original Tenant	2
Proposition 13	5
Real Property	1
Renovations	30
Rent	2
Rent Commencement Date	2
Statement	6
Subject Space	17
Summary	1
Systems and Equipment	5

(v)

Tax Expenses	5
Tenant	1
Tenant Parties	13
Tenant's Share	6
Transfer Notice	17
Transfer Premium	17
Transferee	17
Transfers	17

(vi)

WILSHIRE COLONNADE

OFFICE LEASE

    This Office Lease, which includes the preceding Summary of Basic Lease Information (the "Summary") attached hereto and incorporated herein by this reference (the Office Lease and Summary to be Known sometimes collectively hereafter as the "Lease"), dated as of the date set forth in Section 1 of the Summary, is made by and between COLONNADE WILSHIRE CORP., a California corporation ("Landlord"), and NARA BANK, NATIONAL ASSOCIATION ("Tenant").

ARTICLE I

REAL PROPERTY, BUILIDNG AND PREMISES

    1.1  Real Property, Building and Premises.  Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6.2 of the Summary (the "Premises"), which Premises are located in the "Building," as that term is defined in the Section 1.1. The outline of the floor plan of the Premises is set forth in Exhibit A attached hereto. The Premises are a part of the building (the "Building") located at 3701 Wilshire Boulevard, Los Angeles, California. The Building, the Building's subterranean parking garage ("Building Parking Facility"), the Building's surface parking, the other office building located adjacent to the Building and the land upon which such adjacent office building is located, any outside plaza areas, land and other improvements surrounding the Building and adjacent building which are designated from time to time by Landlord as common areas appurtenant to or servicing the Building, and the land upon which any of the foregoing are situated, are herein sometimes collectively referred to as the "Project" or "Real Property." Tenant is hereby granted the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators, restrooms and other public or common areas located on the Real Property; provided, however, that the manner in which such public and common areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may reasonably make from time to time. Landlord reserves the right to make alterations or additions to or to change the location of elements of the Real Property and the common areas thereof.

    1.2  Condition of the Premises.  Except as specifically set forth in this Lease, Tenant shall accept the Premises in its presently existing, "as is" condition, and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises or the Building except as specifically set forth in this Lease.

ARTICLE 2

LEASE TERM

    2.1  Initial Lease Term.  The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the "Lease Term") shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the "Lease Commencement Date") set forth in Section 7.2 of the Summary, and shall terminate on the date (the "Lease Expiration Date") set forth in Section 7.3 of the Summary, unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the eleventh month thereafter and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a notice of Lease Term dates in the form as set forth in Exhibit C, attached hereto, which notice Tenant shall execute and return to Landlord within five (5) days of receipt thereof, and thereafter the dates set forth on such notice shall be conclusive and binding upon Tenant. Failure of

Tenant to timely execute and deliver the Notice of Lease Term Dates shall constitute an acknowledgment by Tenant that the statements included in such notice are true and correct, without exception.

    2.2  Option Term.

    2.2.1  Option Right.  Landlord hereby grants the Tenant named in this Lease (the "Original Tenant") two (2) consecutive options to extend the Lease Term for a period of five (5) years each (each, an "Option Term" and collectively, the "Option Terms"), which options shall be exercisable only by written notice delivered by Tenant to Landlord not less than six (6) months prior to the expiration of the initial Lease Term or Option Term, as applicable, provided that, as of the date of delivery of such notice, Tenant is not in default under this Lease and Tenant has not previously been in default under this Lease more than once. Upon the proper exercise of each option to extend, and provided that, as of the end of the initial Lease Term or Option Term, as applicable, Tenant is not in default under this Lease and Tenant has not previously been in default under this Lease more than once, the Lease Term, as it applies to the Premises, shall be extended for a period of five (5) years. The rights contained in this Section 2.2 shall be personal to the Original Tenant and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant's interest in this Lease) if the Original Tenant occupies the entire Premises.

    2.2.2  Option Rent.  The "Rent," as that term is defined in Section 4.1 below, payable by Tenant during each Option Term (the "Option Rent") will be adjusted to ninety-five percent (95%) of "Fair Market Rent" determined in the manner set forth below. As used herein, "Fair Market Rent" shall mean the rental rate based upon leases to non-renewal tenants of space of comparable size, location and quality in comparable buildings in the Los Angeles marketplace. In no event shall the Fair Market Rent for each Option Term be less than the Annual Base Rent then in effect.

    No later than thirty (30) days after Landlord's receipt of notice of Tenant's exercise of its option to extend the Term pursuant to Section 2.2.1 of this Lease, Landlord shall deliver to Tenant a statement ("Landlord's Statement") setting forth the Fair Market Rent for the Premises as of the first date of the applicable Option Term, as determined by Landlord. Within thirty (30) days after receipt of Landlord's Statement, Tenant may elect to either: (i) accept in writing the Fair Market Rent, as set forth in Landlord's Statement; or (ii) give written notice ("Appraisal Notice") to Landlord that Tenant desire to have the Fair Market Rent determined by appraisal pursuant to the procedures set forth herein. If Tenant does not deliver an Appraisal Notice to Landlord within thirty (30) days after Landlord's delivery of Landlord's Statement to Tenant, Tenant shall be deemed to have accepted Landlord's Statement of the Fair Market Rent. Within fifteen (15) days after Landlord's receipt of the Appraisal Notice in accordance with this Section, Landlord, by giving written notice to Tenant, shall appoint an independent, unaffiliated real estate appraiser with a membership in the American Appraisal Institute, or its successor organization ("MAI Appraiser") and at least five (5) years' full-time experience appraising office properties in the area in which the Building is located but in any event in Los Angeles County, to appraise and determine the Fair Market Rental Rate. The MAI Appraiser shall be selected from a list of five (5) qualified appraisers submitted by the MAI or other mutually satisfactory organization. Within ten (10) days after submittal of the list of appraisers, Tenant and Landlord shall meet and each shall have the right to disqualify two (2) of the appraisers by alternating their respective rights of disqualification until only one (1) of the appraisers has not been disqualified by either Landlord or Tenant. Within thirty (30) days after the appointment of the MAI Appraiser, the parries shall negotiate in good faith to determine the Fair Market Rent and the MAI Appraiser shall independently determine the Fair Market Rent with such thirty (30) day period, If the parties arc unable to agree upon the Fair Market Rent, the parties shall each submit their determination of the Fair Market Rent to the MAI Appraiser. The Fair Market Rent shall equal the Fair Market Rent submitted by Landlord or Tenant that is closest to the Fair Market Rent determined by the MAI Appraiser. The MAI Appraiser shall not divulge to Landlord or Tenant the Fair Market Rent determined by the MAI Appraiser until both panics instruct it to do so in writing. If the parties fail to select a qualified MAI Appraiser, an MAI Appraiser shall be selected by the then-Presiding Judge of the Superior Court of the State of California of the County in which the Premises arc located, acting in his individual judicial capacity. Each Party shall pay one-half of the MAI Appraiser's fee and costs,

    During the period requiring the adjustment of Annual Base Rent to ninety-five percent (95%) of Fair Market Rent, Tenant shall pay, as Annual Base Rent pending such determination, one hundred fifteen percent (115%) of the Annual Base Rent in effect for the premises immediately prior to such adjustment; provided, however, that upon the determination of the applicable Fair Market Rent, Tenant shall pay Landlord the difference between the amount of Annual Base Rent Tenant actually paid and ninety-five percent (95%) of the Fair Market Rent immediately upon the determination of Fair Market Rent. Any amount of Annual Base Rent Tenant has actually paid to Landlord which exceeds ninety-five percent (95%) of Fair Market Rent shall be credit against Tenant's future Annual Base Rent obligations.

ARTICLE 3

BASE RENT

    Tenant shall pay, without notice or demand, to Landlord or Landlord's agent at the management office of the Building, or at such other place as Landlord may from time to time designate in writing, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent ("Base Rent") as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each and every month during the Lease Term. commencing on the Rent Commencement Date, without any setoff or deduction whatsoever (except as otherwise specifically set forth in this Lease). The Base Rent for the first full month of the Lease Term for which such Base Rent is payable hereunder, shall be paid at the time of Tenant's execution of this Lease. If any rental payment date (including the Rent Commencement Date) falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month's rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

    Notwithstanding anything to the contrary contained in this Lease, for the thirteenth (13th), twenty-fifth (25th) and thirty-seventh (37th) months after the Rent Commencement Date. Base Rent shall be abated, provided, that Tenant agrees that notwithstanding the foregoing rental abatement, Tenant shall observe and perform all of the other terms, covenants and provisions set forth in this Lease, including without limitation, payment of Additional Rent required to be paid by Tenant under this Lease. Tenant acknowledges that Landlord's agreement to grant Tenant the foregoing abatement of Base Rent shall be deemed conditioned upon the full and faithful observance and performance by Tenant of all of the terms, covenants and conditions of this Lease to be performed or observed by Tenant during the term hereof. Therefore, upon the occurrence of a default under this Lease, beyond the expiration of all applicable cure periods, such abated Base Rent shall be deemed to be prorated over the Lease Term and the portion of such abated Base Rent allocable to the portion of the Lease Term remaining at the time of such default shall be immediately due and payable by Tenant to Landlord, and recoverable by Landlord, as Additional Rent due under this Lease. The acceptance by Landlord of Base Rent or the subsequent cure of the default which initiated the operation of this paragraph shall not be deemed a waiver by Landlord of the provisions of this paragraph unless specifically so stated in writing by Landlord at the time of such acceptance.

ARTICLE 4

ADDITIONAL RENT

    4.1  Additional Rent.  In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent "Tenant's Share" of the annual "Direct Expenses, as those terms are defined in Sections 4.2 and 4.2.3 of this Lease, respectively, which are in excess of the amount of Direct Expenses applicable to the "Base Year," as that term is defined in Section 4.2.1 of this Lease. Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, shall be hereinafter collectively referred to as the "Additional Rent." The Base Rent and Additional Rent are herein collectively referred to as the "Rent." All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent.

    4.2  Definitions.  As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

   4.2.1 "Base Year" shall mean the year set forth in Section 9.1 of the Summary.

   4.2.2 "Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

   4.2.3 "Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses."

   4.2.4 "Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay during any Expense Year because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Real Property, including, without limitation, any amounts paid for (i) the cost of supplying all utilities, the cost of operating, maintaining, repairing, renovating and managing the utility systems, mechanical systems, sanitary and storm drainage systems, and any escalator and/or elevator systems, and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with the implementation and operation of a transportation system management program or similar program; (iii) the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees or the lessor of any underlying or ground lease affecting the Real Property and/or the Building; (iv) the cost of landscaping, relamping and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Building; (v) subject to the limitations set forth in Section 4.2.4(xiii) below, the cost of customary parking area repair, restoration, and maintenance, including, but not limited to, resurfacing, repainting restriping, and cleaning; (vi) fees, charges and other costs, including consulting fees, legal fees and accounting fees, of all contractors engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the management, operation, maintenance and repair of the Building and Real Property; (vii) any equipment rental agreements or management agreements (including the cost of any management fee and the fair rental value of any office space provided thereunder); (viii) wages, salaries and other compensation and benefits of all persons at or below the level of Building manager engaged in the operation, management, maintenance or security of the Building, and employer's Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; provided, that if any employees of Landlord provide services for more than one building of Landlord, then a prorated portion of such employees' wages, benefits and taxes shall be included in Operating Expenses based on the portion of their working time devoted to the Building; (ix) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Building; (x) operation, repair, maintenance and replacement of all "Systems and Equipment," as that term is defined in Section 4.2.5 of this Lease, and components thereof; (xi) subject to the limitations set forth in Section 4.2.4(xiii) below, the cost of janitorial service, alarm and security service, window cleaning, trash removal, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Building and Real Property; and (xiii) the cost of any capital improvements or other costs (I) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Building to the extent of the savings only, or (II) made to the Building after the Lease Commencement Date that are required under any governmental law or regulation, enacted, promulgated or first being enforced after the Commencement Date; provided, however, that if any such cost described in (I) or (II) above is a capital expenditure, such cost shall be amortized (including interest on the unamortized cost) over its useful life as Landlord shall reasonably determine. Notwithstanding the foregoing, Operating Expenses shall not include: (a) costs incurred to comply with laws relating to the removal of Hazardous Material (as hereinafter defined), or (b) costs incurred to correct any latent defect in the original construction of the Building. If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Building is not fully occupied during all or a portion of any Expense Year, Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such Expense Year employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had the Building been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such Expense Year. Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses among different tenants of the Building (the "Cost Pools"). Such Cost Pools may include, but shall not be limited to, the office space tenants of the Building and the retail space tenants of the Building. Notwithstanding anything to the contrary set forth in this Article 4, when calculating Direct Expenses for the Base Year, Operating Expenses shall exclude market-wide labor-rate increases due to extraordinary circumstances, including, but not limited to, boycotts and strikes, and utility rate increases due to extraordinary circumstances including, but not limited to, conservation surcharges, boycotts, embargoes or other shortages.

   4.2.5 "Systems and Equipment" shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Building in whole or in part.

   4.2.6 "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Building), which Landlord shall pay during any Expense Year because of or in connection with the ownership, leasing and operation of the Real Property or Landlord's interest therein. For purposes of this Lease, Tax Expenses shall be calculated as if the tenant improvements in the Building were fully constructed and the Real Property, the Building and all tenant improvements in the Building were fully assessed for real estate tax purposes, and accordingly, during the portion of any Expense Year occurring during the Base Year, Tax Expenses shall be deemed to be increased appropriately.

   4.2.6.1 Tax Expenses shall include, without limitation:

         (i) Any tax on Landlord's rent, right to rent or other income from the Real Property or as against Landlord's business of leasing any of the Real Property;

        (ii) Any assessment, tax, fee, levy or charge in addition to, or in [illegible] [illegible] [illegible] or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;

        (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and

        (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.

   4.2.6.2 If in any Expense Year subsequent to the Base Year, the amount of Tax Expenses decreases, then for purposes of all subsequent Expense Years, including the Expense Year in which such decrease in Tax Expenses occurred, the Direct Expenses for the Base Year shall be decreased by an amount equal to the decrease in Tax Expenses.

   4.2.6.3 Any expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid to the extent of the reduction or savings realized throughout such protest (unless such protest has been requested or consented to by Tenant in writing, in which event all such expenses shall be included in Tax Expenses). Tax refunds shall be deducted from Tax Expenses in the Expense Year they are received by Landlord. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof by Landlord for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant's Share of such increased Tax Expenses.

   4.2.6.4 Notwithstanding anything to the contrary contained in this Section 4.2.7 (except as set forth in Sections 4.2.6.1 and 4.2.6.2, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Building), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.4 of this Lease.

   4.2.6.5 Notwithstanding anything to the contrary set forth in this Article 4, when calculating Direct Expenses for the Base Year, such Direct Expenses shall not include any increase in Tax

  Expenses attributable to special assessments, charges, costs, or fees, or due to modifications or changes in governmental laws or regulations, including, but not limited to, the institution of a split tax roll.

   4.2.7 "Tenant's Share" shall mean the percentage set forth in Section 9.2 of the Summary. Tenant's Share was calculated by multiplying the number of rentable square feet of the Premises by 100 and dividing the product by the total rentable square feet in the Building. The rentable square feet in the Premises and Building is measured pursuant to the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1 - 1980 ("BOMA"), provided that the rentable square footage of the Building shall include all of, and the rentable square footage of the Premises therefore shall include a portion of, the square footage of the ground floor common areas located within the Building and the common area and occupied space of the portion of the Building, dedicated to the service of the Building, In the event either the rentable square feet of the Premises and/or the total rentable square feet of the Building is changed, Tenant's Share shall be appropriately adjusted, and, as to the Expense Year in which such change occurs, Tenant's Share for such year shall be determined on the basis of the number of days during such Expense Year that each such Tenant's Share was in effect.

    4.3  Calculation and Payment of Additional Rent.

    4.3.1  Calculation of Excess.  If for any Expense Year ending or commencing within the Lease Term, Tenant's Share of Direct Expenses for such Expense Year exceeds Tenant's Share of Direct Expenses for the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.3.2, below, and as Additional Rent, an amount equal to the excess (the "Excess").

    4.3.2  Statement of Actual Direct Expenses and Payment by Tenant.  Landlord shall endeavor to give to Tenant on or before the first day of April following the end of each Expense Year, a statement (the "Statement") which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of any Excess. Upon receipt of the Statement for each Expense Year ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated Excess," as that term is defined in Section 4.3.3 of this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of the Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall immediately pay to Landlord an amount as calculated pursuant to the provisions of Section 4.3.1 of this Lease. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.

    4.3.3  Statement of Estimated Direct Expenses.  In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Excess (the "Estimated Excess") as calculated by comparing Tenant's Share of Direct Expenses, which shall be based upon the Estimate, to Tenant's Share of Direct Expenses for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4. If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current Expense Year, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

    4.4  Taxes and Other Charges for Which Tenant Is Directly Responsible.  Tenant shall reimburse Landlord upon demand for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

   4.4.1 Said taxes are measured by or reasonably attributable to the cost or value of Tenant's equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;

   4.4.2 Said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Real Property (including the Building Parking Facility);

   4.4.3 Said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises; or

   4.4.4 Said assessments are levied or assessed upon the Real Property or any part thereof or upon Landlord and/or by any governmental authority or entity, and relate to the construction, operation, management, use, alteration or repair of mass transit improvements.

    4.5  Method of Allocation.  The parties acknowledge that the Building is a part of a multi-building and that the costs and expenses incurred in connection with the Real Property (i.e., the Direct Expenses) should be shared between the tenants of the Building and the tenants of the other buildings of the Real Property. Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consists of Operating Expenses and Tax Expenses) are determined annually for the Real Property as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the tenants of the Building (as opposed to the tenants of any other buildings of the Real Property) and such portion shall be the Building Direct Expenses for purposes of this Lease. Such portion of Direct Expenses allocated to the tenants of the Building shall include all Direct Expenses attributable solely to the Building and an equitable portion of the Direct Expenses which are not attributable solely to the Building or the adjacent building on the Real Property, but rather are attributable to the Real Property as a whole.

ARTICLE 5

USE OF PREMISES

    Tenant shall use the Premises solely for general office purposes consistent with the character of the Building as a first-class office building, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Building. Tenant shall comply with all recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases, now or hereafter affecting the Real Property. Tenant shall not use or allow another person or entity to use any part of the Premises for the storage, use, treatment, manufacture or sale of "Hazardous Material," as that term is defined in Section 29.29 of this Lease. Landlord acknowledges, however, that Tenant will maintain products in the Premises which are incidental to the operation of its offices, such as photocopy supplies, secretarial supplies and limited janitorial supplies, which products contain chemicals which are categorized as Hazardous Material. Landlord agrees that the use of such products in the Premises in compliance with all applicable laws and in the manner in which such products are designed to be used shall not be a violation by Tenant of this Article 5.

ARTICLE 6

SERVICES AND UTILITIES

    6.1  Standard Tenant Services.  Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.

   6.1.1 Subject to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning when necessary for normal comfort for normal office use in the Premises, from Monday through Friday, during the period from 7:00 a.m. to 6:00 p.m., and on Saturday during the period from 8:00 a.m. to 1:00 p.m., except for the date of observation of New Year's Day, Presidents' Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other locally or nationally recognized holidays (collectively, the "Holidays").

   6.1.2 Landlord shall provide adequate electrical wiring and facilities and power for normal general office use as reasonably determined by Landlord, Tenant shall bear the cost of replacement of lamps, starters and ballasts for lighting fixtures within the Premises.

   6.1.3 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes.

   6.1.4 Landlord shall provide janitorial services five (5) days per week, except the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with other comparable buildings in the vicinity of the Building.

   6.1.5 Landlord shall provide nonexclusive automatic passenger elevator service at all times.

   6.1.6 Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord,

    6.2  Overstandard Tenant Use.  Tenant shall not, without Landlord's prior written consent, use heat- generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. If Tenant uses water or heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, or if Tenant's consumption of electricity shall exceed three (3) watts per rentable square foot of the Premises, calculated on an annualized basis for the hours described in Section 6.1.1 above, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, including the cost of such additional metering devices. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, as Landlord shall from time to time establish as appropriate, of Tenant's desired use and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant as Landlord shall from time to time establish. Amounts payable by Tenant to Landlord for such use of additional utilities shall be deemed Additional Rent hereunder and shall be billed on a monthly basis. Landlord may increase the hours or days during which air conditioning, heating and ventilation are provided to the Premises and the Building to accommodate the usage by tenants occupying two-thirds or more of the rentable square feet of the Building or to conform to practices of other buildings in the area comparable to the Building.

    6.3  Interruption of Use.  Tenant agrees that Landlord shall not be liable for damage, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

    6.4  Additional Services.  Landlord shall also have the exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including, without limitation, locksmithing, lamp replacement, additional janitorial service, and additional repairs and maintenance, provided that Tenant shall pay to Landlord within thirty (30) days billing, the sum of all costs to Landlord of such additional services plus an administration fee. Charges for any service for which Tenant is required to pay from time to time hereunder, shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.

    6.5  Conference Room Facility.  The parties acknowledge that Landlord currently has a conference room facility located on the eleventh (11th) floor of the East Tower in the Wilshire Colonnade Building (the "Conference Room") which is available for use by all tenants of the Project, at a usage fee established by Landlord in Landlord's sole and absolute discretion. So long as Landlord maintains the Conference Room for non-exclusive use by tenants of the Project, Tenant shall have the right to use the Conference Room for general meeting and other related purposes for up to thirty-six (36) hours per year. Such right to use the Conference Room shall be subject to availability, as determined by Landlord, and to all such rules and regulations regarding use of the Conference Room as Landlord may impose. Tenant acknowledges that any usage of the Conference Room after Business Hours will be without any HVAC service, unless specific arrangements are made by Tenant with Landlord for HVAC usage. In the event HVAC services are provided to the Conference Room after Business Hours, Tenant shall be charged the then standard rates being charged by Landlord to other tenants in the Building for after Business Hours HVAC usage. Landlord makes no representation or warranty to Tenant that Landlord will continue to provide the Conference Room throughout the Lease Term or that the Conference Room will be available for use by Tenant at any particular time or from time to time.

    6.6  Second Floor Patio.  The parties acknowledge that Landlord currently has a patio (the "Patio") located on the second (2nd) floor of the Building that is available for use by certain tenants of the Project. So long as Tenant pays all costs to (a) secure the Patio during Tenant's use thereof, and (b) clean the Patio prior to and after each use thereof, Tenant shall have the right to use the Patio for employee dining and receptions after obtaining Landlord's approval to any request therefor, which requests shall be in writing and delivered to Landlord at least ten (10) days prior to Tenant's intended use of the Patio. Such right to use the Patio shall be subject to availability, as reasonably determined by Landlord, and to all such rules and regulations regarding the usage of the Patio as Landlord may impose. Landlord makes no representation or warranty to Tenant that Landlord will continue to provided the Patio throughout the Lease Term or that the Patio will be available for use by Tenant at any particular time or from time to time.

ARTICLE 7

REPAIRS

    Subject to the provisions of Article 4 above, Landlord shall repair and maintain the structural portions of the Building and the Premises, including the water lines, plumbing, HVAC, electrical systems and other systems of the Building. Subject to Landlord's obligations under the first sentence of this Article 7, at all times during the Lease Term, Tenant shall, at Tenant's own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition. In addition, Tenant shall, at Tenant's own expense but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises; provided however, that, at Landlord's option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and replacements forthwith upon being billed for same. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements and additions to the Premises or to the Building or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives and releases its right to make repairs at Landlord's expense under Sections 1941 and 1942 of the California Civil Code; or under any similar law, statute, or ordinance now or hereafter in effect. Notwithstanding the foregoing, if Tenant cannot use any portion of the Premises on the first floor of the Building in which Tenant operates a retail banking business, if applicable, because of a failure by Landlord to perform its obligations under this Article, then to the extent necessary for Tenant to operate its retail banking business in any such portion of the Premises, Tenant shall have the right to make repairs, subject to reimbursement by Landlord, to nonstructural items within any such portion of the Premises that do not affect any Building systems; provided, that (a) Tenant provides Landlord with a written notice requesting such repair ("First Notice"), (b) Landlord does not make the repairs requested within ten (10) business days of Landlord's receipt of the First Notice (or such longer period as is reasonably necessary for such repairs so long as Landlord has commenced such repairs with said ten (10) business day period), (c) after such ten (10) business day period during which Landlord has failed to make (or commence to make, as applicable) such repairs, Tenant provides Landlord with a second notice ("Second Notice") notifying Landlord that the ten (10) business day period under the First Notice has expired, and (d) Landlord does not make the necessary repairs (or commence the same and diligently prosecute such repairs to completion thereafter) within five (5) days of Landlord's receipt of the Second Notice.

ARTICLE 8

ADDITIONS AND ALTERATIONS

    8.1  Landlord's Consent to Alterations.  Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord.

    8.2  Manner of Construction.  Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its sole discretion may deem desirable, including, but not limited to, the requirement that upon Landlord's request, Tenant shall, at Tenant's expense, remove such Alterations upon the expiration or any early termination of the Lease Term, and/or the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen selected by Landlord. In any event, a contractor of Landlord's selection shall perform all mechanical, electrical, plumbing, structural, and heating, ventilation and air conditioning work, and such work shall be performed at Tenant's cost. Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the city in which the Building is located, in conformance with Landlord's construction rules and regulations. Landlord's approval of the plans, specifications and working drawings for Tenant's Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Building or the common areas for any other tenant of the Building, and as not to obstruct the business of Landlord or other tenants in the Building, or interfere with the labor force working in the Building. In the event that Tenant makes any Alterations, Tenant agrees to carry "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee. Upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Building management office a reproducible copy of the "as built" drawings of the Alterations.

    8.3  Payment for Alterations.  In the event Tenant orders any Alteration or repair work directly from Landlord, or from the contractor selected by Landlord, the charges for such work shall be deemed Additional Rent under this Lease, payable upon billing therefor, either periodically during construction or upon the substantial completion of such work, at Landlord's option. Upon completion of such work, Tenant shall deliver to Landlord, if payment is made directly to contractors, evidence of payment, contractors' affidavits and full and final waivers of all liens for labor, services or materials. Whether or not Tenant orders any work directly from Landlord, Tenant shall pay to Landlord a percentage of the cost of such work (such percentage, which shall vary depending upon whether or not Tenant orders the work directly from Landlord, to be established on a uniform basis for the Building) sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord's involvement with such work; provided, that notwithstanding the foregoing to the contrary, the amount paid by Tenant under this sentence shall not exceed six percent (6%) of the cost of the work.

    8.4  Landlord's Property.  All Alterations, improvements, fixtures and/or equipment which may be installed or placed in or about the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, except that Tenant may remove any Alterations, improvements, fixtures and/or equipment which Tenant can substantiate to Landlord have not been paid for with any tenant improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal. Furthermore, if Landlord, as a condition to Landlord's consent to any Alteration, requires that Tenant remove any Alteration upon the expiration or early termination of the Lease Term, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given upon any earlier termination of this Lease, require Tenant at Tenant's expense to remove such Alterations and to repair any damage to the Premises and Building caused by such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations, Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises.

    8.5  Tenant Improvement Allowance.  Landlord agrees to provide to Tenant an improvement allowance of up to Fifteen and No/100 Dollars ($15.00) per rentable square foot of the Premises (the "Tenant Improvement Allowance") to complete improvements to the Premises desired to be made by Tenant (collectively, the "Tenant Improvements"); provided, that (a) prior to commencement of the Tenant Improvements, Tenant shall submit to Landlord for approval all plans and specifications for the proposed Tenant Improvements, (b) all work shall be completed by licensed architects and contractors retained by Tenant in accordance with plans and specifications approved by Landlord in writing, (c) the Tenant Improvements shall be constructed in compliance with all applicable codes, regulations and ordinances, without any claims for unpaid bills for material, labor or supplies, (d) all work shall be done in accordance with Section 8.2 above, and (e) Tenant shall furnish to Landlord executed construction permits and such invoices, affidavits, releases, and other documentation as Landlord may request, to be assured, to Landlord's reasonable satisfaction, that the Tenant Improvements have been completed in accordance with the plans and specifications approved by Landlord. Provided Tenant complies with the foregoing requirements, Landlord shall reimburse Tenant up to an amount not to exceed the amount of the Tenant Improvement Allowance for costs incurred by Tenant in connection with completion of the Tenant Improvements. Tenant will be responsible for paying all costs of the Tenant Improvements in excess of the Tenant Improvement Allowance; provided, that Landlord shall perform and pay for the cost of alterations to the Base Building (as hereinafter defined) for ADA compliance, if any, as required under the construction permit for the initial Tenant Improvements so long as arising in connection with the use of the Premises as business offices; provided, however, that if any changes to the Base Building are required because the plans for the initial Tenant Improvements contemplate a use materially different than ordinary office improvements, Tenant shall be responsible for the cost of such changes. As used herein, "Base Building" means men's and women's restrooms and common areas and elevators for the second and third floors of the Building.

    In addition, at the sole cost and expense of Landlord, Landlord shall, before any improvement work by Tenant is to begin, complete the following work:

    (a) Fix or repair the water damage on the second floor portion of the Premises;

    (b) Insulated walls shall be installed around the electric room, fan room or any other utility room; and

    (c) Demising walls shall be built to reach all the way to the ceiling of the structure to divide and separate the areas in the Premises to be occupied by Tenant and the areas occupied or to be occupied by tenants other than Tenant.

    8.6  Automated Teller Machine.  During the period Tenant occupies the Century Bank Space pursuant to Article 29 or otherwise, Tenant shall have the right to install an Automated Teller Machine ("ATM") in the main lobby of the Building or near the entrance of the Building at a location mutually acceptable to Landlord and Tenant, subject to the terms and conditions contained herein. Prior to installation of the ATM, Tenant shall provide Landlord, for Landlord's approval, with a complete set of plans and specifications for the proposed ATM. Tenant shall pay all fees and costs incurred by Landlord in the evaluation of such plans and specifications. Installation of the ATM shall be made at Tenant's sole cost and expense and shall be done in a good and workmanlike manner and diligently prosecuted to completion. Before commencing any work, Tenant shall give Landlord at least ten (10) days' written notice of the proposed commencement of such work in order to give Landlord an opportunity to prepare, post and record such notice as may be permitted by law to protect Landlord from having its interest in the Premises or the Building, made subject to any mechanic's or materialman's lien. Tenant shall provide its own trash container or containers for construction debris; shall promptly remove all construction and related debris from all public and common areas; immediately following completion of construction shall return the public and common areas to the condition they were in immediately prior to construction; shall repair and restore any portions of the public and common areas harmed as result of the construction activities to the condition they were in immediately prior to construction; shall use service entrances to the Premises, if any; shall conduct no core drilling during business hours; shall disrupt other tenants as little as possible; shall perform such work or cause the performance of such work in such a manner as shall not obstruct access to the Project or the premises of any other tenant within the Project; shall pay to Landlord the amount of any and all damage to the Project; and shall otherwise comply with all conditions imposed by Landlord with respect to such construction and use of the ATM. Tenant shall secure any and all governmental permits, approvals or authorizations required in connection with any such work, and such work shall be performed in accordance with all applicable laws and ordinances. Tenant shall indemnify and defend Landlord against, and hold Landlord harmless from, any and all liabilities, losses, costs, damages (including any damage to the Building, Premises, public and common areas or any part of the Project), expenses (including attorneys' fees and costs) and any and all liens resulting from such work. Any mechanic's lien filed against the Premises or against any portion of the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant, shall be discharged by Tenant, by bond or otherwise, within ten (10) days after the filing thereof, at the sole cost and expense of Tenant. Upon the expiration or sooner termination of the Lease Term, Tenant shall, upon written demand by Landlord, at Tenant's sole cost and expense, forthwith and with all due diligence, remove the ATM, and Tenant shall forthwith and with all due diligence, at its sole cost and expense, repair any damage to the Building caused by such removal and restore the Building to its condition immediately prior to installation of the ATM.

ARTICLE 9

COVENANT AGAINST LIENS

    Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Real Property, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant's interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Real Property, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed on or before the date occurring five (5) days after notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys' fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

ARTICLE 10

INSURANCE

    10.1  Indemnification and Waiver.  Landlord, its partners and their respective officers, agents, servants, employees, and independent contractors (collectively, "Landlord Parties") shall not be liable for any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant, except to the extent caused by the negligence or willful misconduct of the Landlord Parties. Tenant shall indemnify, defend, protect, and hold harmless Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause in, on or about the Premises either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the gross negligence or wilful misconduct of Landlord Parties. Landlord shall indemnify, defend, protect, and hold harmless Tenant, its partners, and their respective officers, agents, servants, employees, and independent contractors (collectively, "Tenant Parties") from any and all loss, cost, damage, expense and liability (including without limitation reasonable attorneys' fees) arising from the negligence or wilful misconduct of Landlord in, on or about the Project, except to the extent caused by the negligence or wilful misconduct of the Tenant Parties. Notwithstanding anything to the contrary set forth in this Lease, either party's agreement to indemnify the other party as set forth in this Section 10.1 shall be ineffective to the extent the matters for which such party agreed to indemnify the other party are covered by insurance required to be carried by the non-indemnifying party pursuant to this Lease. Further, Tenant's agreement (to indemnify Landlord and Landlord's agreement to indemnify Tenant pursuant to this Section 10.1 are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried pursuant to the provisions of this Lease, to the extent such policies cover, or if carried, would have covered the matters, subject to the parties' respective indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

    10.2  Tenant's Compliance with Landlord's Fire and Casualty Insurance.  Tenant shall, at Tenant's expense, comply as to the Premises with all insurance company requirements pertaining to the use of the Premises. If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

    10.3  Tenant's Insurance.  Tenant shall maintain the following coverages in the following amounts.

  10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant's operations, assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and	$2,000,000 each occurrence
Property Damage Liability	$2,000,000 each occurrence
Personal Injury Liability	$2,000,000 each occurrence $2,000,000 annual aggregate 0% Insured's participation

  10.3.2 Physical Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant, (ii) the improvements which exist in the Premises as of the Lease Commencement Date (the "Original Improvements"), and (iii) all other improvements, alterations and additions to the Premises, including any improvements, alterations or additions installed at Tenant's request above the ceiling of the Premises or below the floor of the Premises. Such insurance shall be written on an "all risks" of physical loss or damage basis, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage,

    10.3.3  Form of Policies.  The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, and any other party it so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant's obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-VII in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the state in which the Building is located; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days' prior written notice shall have been given to Landlord and any mortgagee or ground or underlying lessor of Landlord; and (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within five (5) days after delivery to Tenant of bills therefor.

    10.4  Subrogation.  Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be, so long as the insurance carried by Landlord and Tenant, respectively, is not invalidated thereby. As long as such waivers of subrogation are contained in their respective insurance policies, Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, public liability, or other similar insurance.

    10.5  Additional Insurance Obligations.  Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord.

ARTICLE 11

DAMAGE AND DESTRUCTION

    11.1  Repair of Damage to Premises by Landlord.  Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any common areas of the Building serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the Base, Shell, and Core of the Premises and improvements to the Building not built by or for a tenant (collectively, the "Base, Shell and Core") and such common areas. Such restoration shall be to substantially the same condition of the Base, Shell, and Core and common areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building, or the lessor of a ground or underlying lease with respect to the Real Property and/or the Building, or any other modifications to the common areas deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Section 10.3 of this Lease, and Landlord shall repair any injury or damage to the Original Improvements installed in the Premises and shall return such Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's repair of the damage. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord's review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Such submittal of plans and construction of improvements shall be performed in accordance with Section 8.5 as though such construction of improvements were the initial construction of the Tenant Improvements. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or common areas necessary to Tenant's occupancy, and if such damage is not the result of the negligence or wilful misconduct of Tenant or Tenant's employees, contractors, licensees, or invitees, Landlord shall allow Tenant a proportionate abatement of Rent to the extent Landlord is reimbursed from the proceeds of rental interruption insurance purchased by Landlord as part of Operating Expenses, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof.

    11.2  Landlord's Option to Repair.  Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Building and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred twenty (120) days of the date of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or ground or underlying lessor with respect to the Real Property and/or the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not fully covered, except for deductible amounts, by Landlord's insurance policies. In addition, in the event that the Premises or the Building is destroyed or damaged to any substantial extent during the last twenty-four (24) months of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within thirty (30) days after such damage or destruction, in which event this Lease shall cease and terminate as of the date of such notice; provided, however, that (a) so long as an Option to extend has not been exercised by Tenant in accordance herewith, if the damage occurs during the last twelve (12) months of the Lease Term, Tenant shall have the right to terminate this Lease by notice given within sixty (60) days after the damage, and (b) if Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and the repairs cannot, in the reasonable opinion of an architect or contractor selected by Landlord, as specified by written notice to Tenant given within sixty (60) days after the damage, be completed within two hundred seventy (270) days, Tenant may elect no later than thirty (30) days after the date of Landlord's notice, to terminate this Lease by written notice to Landlord effective as of the date specified in notice from Tenant, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. If, after Three Hundred Sixty-Five (365) days after the damage, subject to extension for any force majeure event, the Premises are not substantially completed, Tenant shall have the right to terminate this Lease by written notice to Landlord given within fifteen (15) days after expiration of such Three Hundred Sixty-Five (365) day period. Upon any such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

    11.3  Waiver of Statutory Provisions.  The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Real Property, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Real Property

ARTICLE 12

NONWAIVER

    No waiver of any provision or breach of this Lease shall be implied by any failure of Landlord or Tenant to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by Landlord or Tenant of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. Forbearance by Landlord or Tenant in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted. Tenant's payment of any Rent hereunder shall not constitute a waiver by Tenant of any breach or default by Landlord under this Lease.

ARTICLE 13

CONDEMNATION

    13.1  Permanent Taking.  If the whole or any part of the Premises or Building shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any pan of the Premises or Building, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days' notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days' notice, provided such notice is given no later than one hundred eighty (ISO) days after the date of such taking, Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor with respect to the Real Property or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

    13.2  Temporary Taking.  Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

    14.1  Transfers.  Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee"). If Tenant shall desire Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than forty-five (45) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the "Transfer Premium," as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information required by Landlord, which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space, and such other information as, Landlord may reasonably require. Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease. Whether or not Landlord shall grant consent, Tenant shall pay Landlord's review and processing fees, as well as any reasonable legal fees incurred by Landlord, within thirty (30) days after written request by Landlord.

    14.2  Landlord's Consent.  Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

  14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building;

  14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

  14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

  14.2.4 The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space;

  14.2.5 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested;

  14.2.6 The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building a right to cancel its lease;

  14.2.7 The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); or

  14.2.8 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, is negotiating with Landlord to lease space in the Building at the time of the request for consent.

    If Landlord consent to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease). Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof. upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant's original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4 of this Lease).

    14.3  Transfer Premium.  If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any "Transfer Premium," as that term is defined in this Section 14.3, received by Tenant from such Transferee. "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, minus reasonable costs to Tenant of the Transfer, including but not limited to, broker's commissions and reasonable professional fees, "Transfer Premium" shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.

    14.4  Landlord's Option as to Subject Space.  Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice, to (i) recapture the Subject Space, or (ii) take an assignment or sublease of the Subject Space from Tenant. Such recapture, or sublease or assignment notice shall cancel and terminate this Lease, or create a sublease or assignment, as the case may be, with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If the Subject Space shall be assigned or subleased by Tenant to Landlord, the rent for the Subject Space payable by Landlord to Tenant shall be the lesser of (i) the effective Base Rent plus the Additional Rent payable by Tenant under this Lease for the Subject Space on a prorated basis based upon the number of rentable square feet in the Subject Space, or (ii) the effective rent (taking into account all concessions made by Tenant to the Transferee) set forth in the Transfer Notice, and all other provisions of this Lease shall remain in full force and effect, and upon request of either party, the parties shall execute a written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture, sublease or take an assignment of the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of the last paragraph of Section 14.2 of this Lease.

    14.5  Effect of Transfer.  If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord's costs of such audit, and if understated by more than ten percent (10%), Landlord shall have the right to cancel this Lease upon thirty (30) days' notice to Tenant.

    14.6  Additional Transfers.  For purposes of this Lease, the term "Transfer" shall also include (1) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of twenty-five percent (25%) or more of the partners, or transfer of twenty-five percent or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, the sale or other transfer of more than an aggregate of twenty-five percent (25%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12) month period, or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of twenty-five percent (25%) of the value of the unencumbered

    14.7  Non-Transfers.  Notwithstanding anything to the contrary contained in this Article 14, all assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant) (an "Affiliate"), shall not be deemed a Transfer under this Article 14, provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. "Control," as used in this Section 14.7, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP
AND REMOVAL OF TRADE FIXTURES

    15.1  Surrender of Premises.  No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

    15.2  Removal of Tenant Property by Tenant.  Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

    If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

    Within ten (10) days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto, (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purpose. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

ARTICLE 18

SUBORDINATION

    This Lease is subject and subordinate to all present and future ground or underlying leases of the Real Property and to the lien of any mortgages or trust deeds, now or hereafter in force against the Real Property and the Building, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the lessor under this Lease. Tenant shall, within five (5) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases.

ARTICLE 19

DEFAULTS; REMEDIES

    19.1  Events of Default  The occurrence of any of the following shall constitute a default of this Lease by Tenant:

    19.1.1  Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after notice; or

    19.1.2  Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; or

    19.1.3  Abandonment or vacation by Tenant of any portion of the Premises located on the ground floor, if any; Abandonment is herein defined to include, but is not limited to, any absence by Tenant from the Premises for three (3) business days or longer while in default of any provision of this Lease; or

    19.1.4  To the extent permitted by law, a general assignment by Tenant or any guarantor of the Lease for the benefit of creditors, or the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant's assets located upon the Premises or of Tenant's interest in this Lease, unless such seizure is discharged within thirty (30) days; or

    19.1.5  The failure by Tenant to observe or perform according to the provisions of Article 5, 17 or 18 of this Lease where such failure continues for more than one (1) business day after notice from Landlord; or

    19.1.6  The committing of waste on the Premises; or

    19.1.7  The hypothecation or assignment of this Lease or subletting of the Premises, or attempts at such actions, in violation of Article 14 hereof.

    19.2  Remedies Upon Default.  Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

    19.2.1  Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

       (i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

      (ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

      (iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

      (iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

      (v) At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

    The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Paragraphs 19.2.1(i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Paragraph 19.2.1(iii) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

    19.2.2  Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

    19.3  Sublessees of Tenant.  Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

    19.4  Form of Payment After Default.  Following the occurrence of an event of default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether in the cure of the default in question or otherwise, be paid in the form of cash, money order, cashier's or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

    19.5  Waiver of Default.  No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

    19.6  Efforts to Relet.  For the purposes of this Article 19, Tenant's right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord's interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant's right to possession.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

    Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

INTENTIONALLY OMITTED

ARTICLE 22

SUBSTITUTION OF OTHER PREMISES

    Landlord shall have the right to move Tenant to other space in the Project comparable to the Premises, and all Terms hereof shall apply to the new space with equal force. In such event, Landlord shall give Tenant prior notice of Landlord's election to so relocate Tenant, and shall move Tenant's effects to the new space at Landlord's sole cost and expense at such time and in such manner as to inconvenience Tenant as little as reasonably practicable. The new space shall be delivered to Tenant with improvements substantially similar to those improvements existing in the Premises at the time of Landlord's notification to Tenant of the relocation. Simultaneously with such relocation of the Premises, the parties shall immediately execute an amendment to this Lease stating the relocation of the Premises.

ARTICLE 23

SIGNS

    23.1  In General.  Tenant shall have the right to install, at Tenant's sole cost and expense, identification signage outside of the Premises on the floors on which the Premises are located and in the garage and ground floor elevator lobbies. The location, quality, design, style, lighting and size of such signage shall be consistent with the Landlord's Building standard signage program and shall be subject to Landlord's prior written approval, in its sole discretion. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal.

    23.2  Building Directory.  Tenant shall be entitled to up to a maximum of ten (10) lines on the Building directory to display Tenant's name (or names of its departments, officers or employees) and location in the Building.

    23.3  Prohibited Signage and Other Items.  Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Building or the common areas of the Building or the Real Property. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior approval of Landlord, in its sole discretion.

ARTICLE 24

COMPLIANCE WITH LAW

    Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (collectively, "Applicable Laws"). At its sole cost and expense, Tenant shall promptly comply with any Applicable Laws which relate to (i) Tenant's use of the Premises, (ii) the tenant improvements, (iii) any Alterations made by Tenant to the Premises, or (iv) the Base, Shell and Core, but as to the Base, Shell and Core, only to the extent such obligations are triggered by Alterations made by Tenant to the Premises, or the tenant improvements, or use of the Premises. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 25

LATE CHARGES

    If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within five (5) days after said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due plus any attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within three (3) days after the date they are due shall thereafter bear interest until paid at a rate equal to eighteen percent (18%) per annum, provided that in no case shall such rate be higher than the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

    26.1  Landlord's Cure.  All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent. If Tenant shall fail to perform any of its obligations under this Lease, then upon three (3) additional days notice from Landlord, Landlord may, but shall not be obligated to, after reasonable prior notice to Tenant, make any such payment or perform any such act on Tenant's part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

    26.2  Tenant's Reimbursement.  Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

    Landlord reserves the right at all reasonable times and upon reasonable notice to the Tenant to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or ground or underlying lessors, or, during the last six (6) months of the Lease Term, to prospective Tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes; provided, however, except for (i) emergencies, (ii) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (iii) repairs which are the obligation of Tenant hereunder, any such entry shall be performed in a manner so as not to unreasonably interfere with Tenant's use of the Premises and shall be performed after normal business hours if reasonably practical. Except as otherwise set forth in Section 19.4, Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

ARTICLE 28

TENANT PARKING

    Tenant shall have the right to use ten (10) reserved parking spaces in the surface parking lot marked "Reserved for Nara Bank Only." Tenant shall also have the right to rent, for use by its employees, (a) up to fifty (50) unreserved parking spaces in the Building Parking Facility (at a discount rate, during the initial Lease Term only, of twenty percent (20%) off the rate established by Landlord for the Building Parking Facility from time to time), and (b) to the extent such parking spaces are available, up to twenty (20) additional unreserved parking spaces in the Building Parking Facility (at such rate as is established by Landlord for the Building Parking Facility from time to time). In addition, Tenant's visitors shall have the right to park in the Building Parking Facility on a non-exclusive basis with other users of the Building (at a discount rate, during the initial Lease Term only, of fifty percent (50%) off the rate established by Landlord for the Building Parking Facility from time to time). Tenant shall pay to Landlord all parking charges along with Tenant's monthly rent payment. Tenant's continued right to use the parking spaces and rent the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the Building Parking Facility and upon Tenant's cooperation in seeing that Tenant's employees and visitors also comply with such rules and regulations. Landlord specifically reserves the right to change the size, configuration, design, layout, location and all other aspects of the Building Parking Facility and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Building Parking Facility, or relocate Tenant's parking spaces to other parking facilities and/or surface parking areas within a reasonable distance of the Premises, for purposes of permitting or facilitating any such construction, alteration or improvements with respect to the Building Parking Facility or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located on the Real Property. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord and such owner.

ARTICLE 29

FIRST OFFER RIGHT

    29.1  First Right Space.  Subject to any rights granted to tenants occupying the Project prior to Tenant and provided that Tenant is not in default under the terms of this Lease, Tenant shall have the right to lease (a) the space on the ground floor of the Building currently occupied by Century Bank (the "Century Bank Space"), and (b) any space that may become available on the second (2nd) floor of the Building (the "Second Floor Space"; the Century Bank Space and the Second Floor Space are hereinafter collectively referred to as the "First Right Space"), if all or any portion of the First Right Space comes available for lease during the Lease Term, as the same may be extended. Upon all or any portion of the First Right Space coming available, Landlord shall give Tenant a one-time written notice ("Offer Notice") of the availability of all or such portion of the First Right Space, which Offer Notice shall include a summary of the economic terms for which Landlord is willing to enter into a lease of the available portion of the First Right Space. The parties acknowledge and agree that except with respect to such economic terms, all of the terms and provisions of this Lease shall apply to any lease by Tenant of any portion of the First Right Space, except Tenant shall be permitted to use the Century Bank space for retail banking purposes and for no other use or purpose.

    29.2  Exercise Terms.  Upon receipt by Tenant of the Offer Notice, if Tenant desires to lease the First Right Space but objects to the economic terms set forth in the Offer Notice, Landlord and Tenant shall negotiate in good faith in an attempt to reach an agreement with respect to the terms for Tenant's lease of the available portion of the First Right Space. If Landlord and Tenant are unable to agree on the terms of a lease of all of the available portion of the First Right Space within seven (7) days after Landlord's delivery of the Offer Notice, Landlord shall thereafter be free to lease such space to any third parry on such terms and conditions that Landlord deems appropriate and Tenant shall have no further option to lease or right to receive any notice of any proposed lease with respect to such portion of the First Right Space.

ARTICLE 30

MISCELLANEOUS PROVISIONS

    30.1  Terms.  The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.

    30.2  Binding Effect.  Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

    30.3  No Air Rights.  No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises arc temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Building, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.

    30.4  Modification of Lease.  Should any current or prospective mortgagee or ground lessor for the Building require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute wherever documents are required therefor and deliver the same to Landlord within days following the request therefor. Should Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant agrees to execute such short form of Lease and to deliver the same to Landlord within twenty (20) days following the request therefor the recordation of which shall be at the sole cost and expense of Landlord, and not included as an Operating Expense.

    30.5  Transfer of Landlord's Interest.  Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Real Property and Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease not accrued as of the date of the transfer and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer upon agreement by such transferee to fully assume and be liable for all obligations of this Lease to be performed by Landlord which first accrue or arise after the date of the conveyance, and Tenant shall attorn to such transferee.

    30.6  Prohibition Against Recording.  Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant with the Los Angeles County Recorder's Office or by anyone acting through, under or on behalf of Tenant.

    30.7  Landlord's Title.  Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

    30.8  Captions.  The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

    30.9  Relationship of Parties.  Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

    30.10  Application of Payments.  Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

    30.11  Time of Essence.  Time is of the essence of this Lease and each of its provisions.

    30.12  Partial Invalidity.  If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

    30.13  No Warranty.  In executing and delivering this Lease, Tenant has not relied on any representation. including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

    30.14  Landlord Exculpation.  It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of

Landlord and the Landlord Parties hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building, and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

    30.15  Entire Agreement.  It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the Terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

    30.16  Right to Lease.  Landlord reserves the absolute right to effect such other tenancies in the Building as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Least Term, occupy any space in the Building.

    30.17  Force Majeure.  Any prevention, delay or stoppage due to strikes, lockouts, labor disputes acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, the "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.

    30.18  Waiver of Redemption by Tenant.  Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.

    30.19  Notices.  All notices, demands, statements or communications (collectively, "Notices") given or required to be given by either parry to the other hereunder shall be in writing, shall be sent by United Slates certified or registered mail, postage prepaid, return receipt requested, or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date it is mailed as provided in this Section 29.19 or upon the date personal delivery is made. If Tenant is notified of the identity and address of Landlord's mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant's exercising any remedy available to Tenant.

    30.20  Joint and Several.  If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

    30.21  Authority.  If Tenant is a corporation or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Building is located and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

    30.22  Attorneys' Fees.  If either party commences litigation against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys' fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

    30.23  Governing Law.  This Lease shall be construed and enforced in accordance with the laws of the state of California.

    30.24  Submission of Lease.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

    30.25  Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the "Brokers"), each of which will be compensated by Landlord pursuant to a separate agreement, and that they know of no other real estate broker or agency who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real broker or agent other than the Brokers.

    30.26  Independent Covenants.  This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, Real Property or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

    30.27  Building Name and Signage.  Landlord shall have the right at any time to change the name of the Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Building as Landlord may, in Landlord's sole discretion, desire. Tenant shall not use the name of the Building or use pictures or illustrations of the Building in advertising or other publicity, without the prior written consent of Landlord.

    30.28  Transportation Management.  Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or, any other transportation-related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Building or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or inkind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.

    30.29  Hazardous Material: Asbestos Disclosure.  As used herein, the term "Hazardous Material" means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the state in which the Building is located or the United States Government. Tenant acknowledges that Landlord may incur costs (A) for complying with laws, codes, regulations or ordinances relating to Hazardous Material, or (B) otherwise in connection with Hazardous Material, including, without limitation, the following: (i) Hazardous Material present in soil or ground water, (ii) Hazardous Material that migrates flows, percolates, diffuses or in any way moves onto or under the Real Property; (iii) Hazardous Material present on or under the Real Property as a result of any discharge, dumping or spilling (whether accidental or otherwise) on the Real Property by other tenants of the Real Property or their agents, employees, contractors or invitees, or by others; and (iv) material which becomes Hazardous Material due to a change in laws, codes, regulations or ordinances which relate to hazardous or toxic material, substances or waste.

    Landlord has advised Tenant that the Building contains asbestos, which was commonly used as a fireproofing and insulation agent in buildings constructed before 1979. The Building was constructed before 1979 and there is asbestos-containing material ("ACM") in the Premises as well as in other areas of the Building. According to the United States Environmental Protection Agency ("EPA"); "intact and undisturbed asbestos materials do not pose a health risk. The mere presence of asbestos in a building does not mean that the health of the building occupants is endangered … However, asbestos materials can become hazardous when, due to damage, disturbance, or deterioration over time, they release fibers into building air." Managing Asbestos In Place, Washington, D.C., EPA 20T-2003, July 1990, at page 3. Landlord has provided or will provide Tenant with a separate notification containing such matters as the location of ACM in the Building. Tenant agrees in turn to notify its contractors and employees who work in the Building as required by California's Asbestos Notification Law (Health & Safety Code Sections 25915 et seq.). Tenant shall comply, and cause its employees, agents, contractors and invitees to comply, with all laws and regulations applicable to ACM, including without limitation work practice and notification regulations in the event of any work or activities which might disturb the ACM. Tenant shall not cause, suffer or permit any such activities to commence or continue without first notifying and obtaining the consent of Landlord, in addition to any notices or consents required by law. Tenant shall comply, and cause its employees, agents, contractors and invitees to comply, with any and all rules, regulations and asbestos management programs which may be adopted by Landlord for the Building or any other instructions, directions or prohibitions which Landlord may deliver with respect to the ACM. If any asbestos-related work is performed by or at the instance of Tenant, Tenant shall promptly provide Landlord with documentation establishing, as to each and every performance of such work that the same was performed strictly in accordance with applicable government standards and with the requirements of this Lease.

    Tenant agrees that there shall be no abatement or other diminution of Rent during or as a result of the presence of ACM in the Building or as a result of any asbestos related work performed by Landlord or others, nor shall Landlord be liable for any annoyance, inconvenience or injury to business, persons or property resulting from any of the foregoing. Tenant accepts the Premises with knowledge that there is ACM in the Building and waives and releases any claim against Landlord which Tenant may now or hereafter have or acquire arising in connection with the presence of ACM in the Building; provided, however, that in the event ACM that was not introduced by Tenant is discovered in the Premises and is either (a) required to be abated under applicable law, or (b) constitutes a material threat to the health and safety of occupants of the Premises, then it shall be the sole responsibility of Landlord to abate such ACM in accordance with applicable law at no cost to Tenant. Any delay caused by any such required abatement during the initial construction of improvements to the Premises shall extend the Commencement Date.

    30.30  Confidentiality.  Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant's financial, legal, and space planning consultants.

    30.31  Landlord Renovations.  It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein. However, Tenant acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the "Renovations") the Building, Premises, and/or Real Property, including without limitation the Building Parking Facility, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) modifying the common areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (ii) installing new carpeting, lighting and wall coverings in the Building common areas, and in connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Real Property, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord's actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations or Landlord's actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord's actions in connection with such Renovations.

    IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

"Landlord":
WILSHIRE COLONNADE CORP., a California corporation
By:	Insignia Commercial Group, Inc., Agent
	By:	/s/ ILLEGIBLE
		Its:	President
By:
Its:
"Tenant":
NARA BANK, NATIONAL ASSOCIATION
By:	/s/ ILLEGIBLE
	Its:	Senior Vice President & CFO
By:
Its:

Exhibit A

WILSHIRE COLONNADE

OUTLINE OF FLOOR PLAN OF PREMISES

     Exhibit A - Page I

INSIGNIA
COMMERCIAL GROUP, INC.

FOR LEASING INFORMATION
CONTACT CONAN C. COTRELL
213/381-3753

     [Floor Plan]

     THE WILSHIRE COLONNADE
3701 WILSHIRE BOULEVARD
LOS ANGELES, CALIFORNIA 90010

[Floor Plan]

Exhibit B

WILSHIRE COLONNADE

INTENTIONALLY DELETED

     Exhibit 8 - Page I

Exhibit C

WILSHIRE COLONNADE
NOTICE OF LEASE TERM DATES

To:  NARA BANK, NATIONAL ASSOCIATION

Re:  Office Lease dated July 7, 1998, by and between COLONNADE WILSHIRE CORP., California corporation ("Landlord"), and NARA BANK, National Association ("Tenant"), concerning Suite 220 on the second (2nd) floor and Suite 312 on the third (3rd) floor of the Office Building located at 3701 Wilshire Boulevard, Los Angeles, California.

Gentlemen:

In accordance with the Office Lease (the "Lease"), we wish to advise you and/or confirm as follows:

1.
That the Premises are Ready for Occupancy, and that the Lease Term shall commence as of                          for a term of                          ending on                          .

2.
That in accordance with the Lease, Rent commenced to accrue on                         .

3.
If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4.
Rent is due and payable in advance on the first day of each and every month during the Lease Term. Your rent checks should be made payable to                          at                          .

5.
The exact number of rentable square feet within the Premises is              square feet.

6.
Tenant's Share as adjusted based upon the exact number of rentable square feet within the Premises is             %.

"Landlord":
COLONNADE WILSHIRE CORP.
By:
Its:
Agreed to and Accepted as of , 19 .
"Tenant":
NARA BANK, NATIONAL ASSOCIATION
By:
Its:
By:
Its:

Exhibit C - Page 1

Exhibit D

WILSHIRE COLONNADE

RULES AND REGULATIONS

    Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building.

    1.  Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord's prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.

    2.  All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed.

    3.  Landlord reserves the right to close and keep locked all entance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenants its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register when so doing. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building, The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of same by any means it deems appropriate for the safety and protection of life and property.

    4.  Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will riot be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of die Building, its contents, occupants or visitors by moving or maintaining any such safe of other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant.

    5.  No furniture, freight, package, supplies, equipment or merchandise will be brought into or removed from the Building or carried up or down in the elevators, except upon prior notice to Landlord, and in such manner, in such specific elevator, and between such hours as shall be designated by Landlord. Tenant shall provide Landlord with not less than 24 hours prior notice of the need to utilize an elevator for any such purpose, so as to provide Landlord with a reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators or other parts of the Building. In no event shall Tenant's use of the elevators for any such purpose be permitted during the hours of 7:00 a.m. - 9:00 a.m. 11:30 a.m. - 1:30 p.m. and 4:30 p.m. - 6:30 p.m.

    6.  Landlord shall have die right to control and operate the public portions of the Building, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenant [illegible] manner as is customary for comparable buildings in the vicinity of the Building.

Exhibit D - Page 1

    7.  The requirements of Tenant will be attended to only upon application at the Office of the Building or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

    8.  Tenant shall not disturb solicit, or canvass any occupant of the Building and shall cooperate with Landlord or Landlord's agents to prevent same.

    9.  The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

    10. Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord's consent first had and obtained.

    11. Except for vending machines intended for the sole use of Tenant's employees and invitees, no vending machine or machines of any description other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

    12. Tenant shall not use or keep in or an the Premises or the Building any kerosene, gasoline or other inflammable or combustible fluid or material.

    13. Tenant shall not use any method of heating or air conditioning other than that which may be supplied by Landlord, without the prior written consent of Landlord.

    14. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, or vibrations, or interfere in any way with other Tenants or those having business therein.

    15. Tenant shall not bring into or keep within the Building or the Premises any animals, birds, bicycles or other vehicles.

    16. No cooking shall be done or permitted by any tenant on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters' laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and other Tenants.

    17. Landlord will approve where and how telephone and telegraph wires are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

    18. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord's is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

    19. Tenant, its employees and agents shall not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairways or elevators, and shall use the same only as a means of ingress and egress for the Premises.

    20. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building's heating and air conditioning system,

Exhibit D - Page 2

and shall refrain from attempting to adjust any controls. This includes the closing of exterior blinds, disallowing the sun rays to shine directly into areas adjacent to exterior windows.

    21. Tenant shall store all its trash and garbage within the interior of the Promises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Building is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

    22. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

    23. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied.

    24. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building.

    25. No awnings or other projection shall be attached to the outside walls of the Building without thc prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, Type, design and bulb color approved by Landlord.

    26. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

    27. The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Real Property.

    28. Food vendors shall be allowed in the Building upon receipt of a written request from the Tenant. The food vendor shall service only the tenants that have a written request on file in the Building Management Office. Under no circumstance shall the food vendor display their products in a public or common area including corridors and elevator lobbies. Any failure to comply with this rule, shall result in immediate permanent withdrawal of the vendor from the Building.

    29. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

    30. Tenant shall comply with any non-smoking ordinance adopted by any applicable governmental authority.

    31. Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord's judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises and Building and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord shall not be responsible to Tenant or to any other person for the nonobservance of the Rules and Regulations by another tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

Exhibit D - Page 3

Exhibit E

WILSHIRE COLONNADE

FORM OF TENANT'S ESTOPPEL CERTIFICATE

    The undersigned as Tenant under that certain Office Lease (the "Lease") made and entered into as of January 7, 1998 and between WILSHIRE COLONNADE CORP., a California corporation, as Landlord, and the undersigned as Tenant, for Premises on the 2nd and 3rd floors of the Office Building located at 3701 Wilshire Boulevard, Los Angeles, California certifies as follows:

    1.  Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties to the Premises.

    2.  The undersigned has commenced occupancy of the Premises described in the Lease, currently occupies the Premises, and the Lease Term commenced on                         .

    3.  The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

    4.  Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

    5.  Tenant shall not modify the documents contained in Exhibit A or prepay any amounts owing under the Lease to Landlord in excess of thirty (30) days without the prior written consent of Landlord's mortgagee.

    6.  Base Rent became payable on                         .

    7.  The Lease Term expires on                         .

    8.  All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder.

    9.  No rental has been paid in advance and no security has been deposited with Landlord except as provided in the Lease.

    10. As of the date hereof, there are no existing defenses or offsets that the undersigned has, which preclude enforcement of the Lease by Landlord.

    11. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through                         . The current monthly installment of Base Rent is $                          .

    12. The undersigned acknowledges that this Estoppel certificate may be delivered to Landlord's prospective mortgagee, or a prospective purchaser, and acknowledges that it recognizes that if same is done, said mortgagee, prospective mortgagee, or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part, and in accepting an assignment of the Lease as collateral security, and that receipt by it of this certificate is a condition of making of the loan or acquisition of such property.

    13. If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Building is located and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

Exhibit E - Page 1

Executed at                          on the              day of                         , 19             .

"Tenant":
NARA BANK, NATIONAL ASSOCIATION
By:
Its:
By:
Its:

Exhibit E - Page 2

Exhibit F

WILSHIRE COLONNADE

INTENTIONALLY DELETED

Exhibit F - Page 1

QuickLinks

Exhibit 10.8
WILSHIRE COLONNADE
SUMMARY OF BASIC LEASE INFORMATION
WILSHIRE COLONNADE
INDEX
INDEX OF MAJOR DEFINED TERMS
WILSHIRE COLONNADE OFFICE LEASE
ARTICLE I REAL PROPERTY, BUILIDNG AND PREMISES
ARTICLE 2 LEASE TERM
ARTICLE 3 BASE RENT
ARTICLE 4 ADDITIONAL RENT
ARTICLE 5 USE OF PREMISES
ARTICLE 6 SERVICES AND UTILITIES
ARTICLE 7 REPAIRS
ARTICLE 8 ADDITIONS AND ALTERATIONS
ARTICLE 9 COVENANT AGAINST LIENS
ARTICLE 10 INSURANCE
ARTICLE 11 DAMAGE AND DESTRUCTION
ARTICLE 12 NONWAIVER
ARTICLE 13 CONDEMNATION
ARTICLE 14 ASSIGNMENT AND SUBLETTING
ARTICLE 15
SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES
ARTICLE 16
HOLDING OVER
ARTICLE 17
ESTOPPEL CERTIFICATES
ARTICLE 18
SUBORDINATION
ARTICLE 19
DEFAULTS; REMEDIES
ARTICLE 20
COVENANT OF QUIET ENJOYMENT
ARTICLE 21
INTENTIONALLY OMITTED
ARTICLE 22
SUBSTITUTION OF OTHER PREMISES
ARTICLE 23
SIGNS
ARTICLE 24
COMPLIANCE WITH LAW
ARTICLE 25
LATE CHARGES
ARTICLE 26
LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT
ARTICLE 27
ENTRY BY LANDLORD
ARTICLE 28
TENANT PARKING
ARTICLE 29
FIRST OFFER RIGHT
ARTICLE 30
MISCELLANEOUS PROVISIONS
Exhibit A WILSHIRE COLONNADE OUTLINE OF FLOOR PLAN OF PREMISES
INSIGNIA COMMERCIAL GROUP, INC.
Exhibit B WILSHIRE COLONNADE INTENTIONALLY DELETED
Exhibit C
WILSHIRE COLONNADE NOTICE OF LEASE TERM DATES
Exhibit D
WILSHIRE COLONNADE
RULES AND REGULATIONS
Exhibit E
WILSHIRE COLONNADE
FORM OF TENANT'S ESTOPPEL CERTIFICATE
Exhibit F
WILSHIRE COLONNADE
INTENTIONALLY DELETED